Independence Resources Holdings, LLC

Consolidated Financial Statements
December 31, 2019 and 2018 with
Report of Independent Certified Public Accountants

GRANT THORNTON LLP	REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
700 Milam Street Suite 300 Houston, Texas 77002 D +1 832.476.4600 F +1 713.655.8741

Board of Directors and Members
Independence Resources Holdings, LLC

We have audited the accompanying consolidated financial statements of Independence Resources Holdings, LLC (a Delaware limited liability company) and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, cash flows, and changes in members’ equity for the years then ended, and the related notes to the financial statements.

Management’s responsibility for the financial statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

GT.COM	Grant Thornton LLP is the U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.
2

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Independence Resources Holdings, LLC and subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Houston, Texas
March 24, 2020 (except as to Note 11, which is as of February 24, 2021)

/s/ GRANT THORNTON LLP
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Independence Resources Holdings, LLC
Consolidated Balance Sheets

	December 31,
(in thousands)	2019	2018
Assets
Cash and cash equivalents	$17,239	$3,831
Accounts receivable	9,770	5,839
Inventory	177	89
Derivative instruments	—	6,468
Prepaid expenses and other current assets	615	1,098
Total current assets	27,801	17,325

Oil and gas properties - successful efforts method
Proved properties	493,749	390,231
Unproved properties, net	88,728	138,887
Furniture, fixtures and other property and equipment	3,192	2,999
Total property and equipment	585,669	532,117
Less: Accumulated depreciation, depletion, amortization and impairment	(139,767)	(46,367)
Total property and equipment, net	445,902	485,750

Derivative instruments	14	3,636
Other long-term assets	39	49
Total Assets	$473,756	$506,760

Liabilities
Accounts payable and accrued operating expenses	$7,838	$5,886
Accrued capital expenditures	1,846	20,806
Accrued rig commitment expense	944	—
Accrued interest	33	24
Current portion of long-term debt	13,900	—
Asset retirement obligations	90	90
Derivative instruments	7,164	480
Total current liabilities	31,815	27,286

Long-term debt, net of unamortized insurance costs	194,303	151,072
Derivative instruments	57	1,429
Deferred tax liability	1,157	1,732
Asset retirement obligations	17,215	16,009
Other long-term liabilities	391	535
Total Liabilities	244,938	198,063

Members' Equity	228,818	308,697
Total Liabilities and Members' Equity	$473,756	$506,760
The accompanying notes are an integral part of these consolidated financial statements.

Independence Resources Holdings, LLC
Consolidated Statements of Operations
Years Ended December 31, 2019 and 2018

(in thousands)	2019	2018
Revenues
Oil sales	$91,434	$72,405
Gas sales	7,756	12,425
Realized loss - commodity derivatives	(2,691)	(5,303)
Unrealized gain (loss) - commodity derivatives	(15,402)	14,987
Other revenues	38	5
Total revenues	81,135	94,519

Expenses
Lease operating expenses	17,074	12,211
Severance and ad valorem taxes	6,148	5,251
Exploration expense	27,272	293
General and administrative	10,755	11,363
Rig commitment expense	3,854	—
Depreciation, depletion, and amortization	36,830	26,764
Impairment expense	56,600	—
Accretion expense	1,190	1,018
Equity-based compensation	2,961	3,377
Total operating expenses	162,684	60,277

Operating Income (Loss)	(81,549)	34,242

Interest expense	(11,866)	(6,735)
Provision for taxes	575	(962)

Net Income (Loss)	$(92,840)	$26,545

The accompanying notes are an integral part of these consolidated financial statements.

Independence Resources Holdings, LLC
Consolidated Statements of Cash Flows
Years Ended December 31, 2019 and 2018

(in thousands)	2019	2018

Operating Activities:
Net income (loss)	$(92,840)	$26,545
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Unrealized (gain) loss - commodity derivatives	15,402	(14,987)
Exploratory unproved property impairments	27,226	122
Depreciation, depletion and amortization	36,830	26,764
Impairment expense	56,600	—
Accretion expense	1,190	1,018
Equity-based compensation	2,961	3,377
Amortization of debt issuance costs	436	349
Deferred tax provision	(575)	962
Changes in operating assets and liabilities:
Accounts receivable	(3,931)	(526)
Prepaid expenses and other current assets	(24)	(76)
Accounts payableand accrued operating expenses	2,577	545
Accrued rig commitment expense	944	—
Accrued interest	9	(14)
Other long-term assets	10	—
Other long-term liabilities	(144)	(113)
Net cash provided by operating activities	46,671	43,966

Investing Activities:
Acquisitions of oil and gas properties	436	(12,636)
Oil and gas capital expenditures, including inventory	(100,171)	(131,270)
Furniture, fixtures and other equipment	(223)	(239)
Proceeds from sale of assets	—	100
Net cash used in investing activities	(99,958)	(144,045)

Financing Activities:
Borrowings under revolving credit facility	56,900	57,500
Debt issuance costs	(205)	(713)
Capital contributions	10,000	44,000
Net cash provided by financing activities	66,695	100,787

Increase in cash and cash equivalents	13,408	708
Cash and cash equivalents, beginning of period	3,831	3,123
Cash and cash equivalents, end of period	$17,239	$3,831

Supplemental Non-Cash Information:
Asset retirement obligations assumed or incurred	$16	$1,667
Supplemental Cash Flow Information:
Cash paid during period for interest	$11,421	$6,400
The accompanying notes are an integral part of these consolidated financial statements.

Independence Resources Holdings, LLC
Consolidated Statements of Changes in Members’ Equity
Years Ended December 31, 2019 and 2018

		Incentive Units
(in thousands)	Series A Units	Series B/C/D	Total
December 31, 2017	$234,775	$—	$234,775
Capital contributions	44,000	—	44,000
Equity-based compensation	—	3,377	3,377
Net income (loss)	29,922	(3,377)	26,545
December 31, 2018	308,697	—	308,697
Capital contributions	10,000	—	10,000
Equity-based compensation	—	2,961	2,961
Net income (loss)	(89,879)	(2,961)	(92,840)
December 31, 2019	$228,818	$—	$228,818

Remaing Capital commitment at
December 31, 2019	$196,000	$—	$196,000

The accompanying notes are an integral part of these consolidated financial statements.

Independence Resources Holdings, LLC
Notes to Consolidated Financial Statements

NOTE 1 – Summary of Organization and Business

Organization and Overview of the Company’s Business

Independence Resources Holdings, LLC (the “Company”), formed in 2014 as a Delaware limited liability company, is a privately held exploration and production company focused on acquiring and developing Permian Basin hydrocarbon resources with substantial oil-in-place and low historical recovery factors, where advanced drilling and completion techniques can create compelling risk-adjusted returns. To date, the Company has acquired approximately 43,500 net acres in the Midland Basin of West Texas and operates over 800 wells.

The Company’s limited liability agreement (the “LLC Agreement”) authorizes four classes of units referred to as Series A Units, Series B Units, Series C Units and Series D Units. The Company is authorized to issue up to 50,000,000 Series A Units at $10 per unit and up to an aggregate 14,516,000 Series B Units, Series C Units and Series D Units (collectively, the “Incentive Units”) to management, employees and independent directors for no consideration. Members holding Series A Units committed to fund up to $500,000,000 over a five-year period, of which $495.4 million is from certain investment funds sponsored by Warburg Pincus LLC (“Warburg”). Upon expiration of the five-year commitment in December of 2019, members elected to extend the commitment for one year. The Company conducts oil and gas operations through its indirect wholly-owned subsidiary, Independence Resources Management, LLC (“IRM”).

The business and affairs of the Company are managed and controlled by its board of directors. The board of directors is comprised of two management representatives, two Warburg representatives, one independent director appointed by management and two independent directors appointed by Warburg. In addition, Warburg has the right to appoint a fourth independent director.

As with most start-up companies, the Company is dependent on capital contributions from its members from time to time to help fund its oil and gas development activities.

NOTE 2 – Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated in preparing the consolidated financial statements.
Reclassifications
Certain prior period amounts have been reclassified to conform to the current presentation.
Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as the reported amounts of revenues and expenses during the reporting period. The Company’s most significant estimates relate to proved oil and natural gas reserves and related future cash flows. Specifically, proved

Independence Resources Holdings, LLC
Notes to Consolidated Financial Statements

reserves estimates are a key input to the Company’s depletion rate for oil and gas properties and the related estimates of future cash flows are used in impairment tests of oil and gas properties. In addition, estimates are used in determining accruals of oil and gas sales revenue, capital expenditures and operating costs, and asset retirement obligations. Because there are numerous uncertainties inherent in the estimation process, actual results could differ from these estimates.

Revenue Recognition

On January 1, 2019, the Company adopted ASC Topic 606, “Revenue from Contracts with Customers” (“ASC 606”) using the modified retrospective approach, which only applies to contracts that were not completed as of the date of initial application. The adoption did not require an adjustment to opening retained earnings for the cumulative effect adjustment and does not have a material impact on the Company’s reported net income (loss), cash flows from operations or statement of members’ equity.

The Company enters into contracts with customers (“purchasers”) to sell its oil and gas production. Oil and gas sales revenue on these contracts are recognized when production is sold to a purchaser at a fixed or determinable price, delivery has occurred, control has transferred, and collectability of the revenue is probable. Revenue accruals are recorded monthly based on estimated production delivered to purchasers at the expected price to be received. Variances between estimates and the actual amounts received are recorded in the month payment is received. Proceeds are received from the purchasers one to two months after production. The Company’s contracts with purchasers are further described below.

Oil Sales. Under the Company’s oil sales contracts, it delivers oil to the purchaser at specified delivery points and collects an agreed upon index price, net of differentials and other fees. At the delivery point, control transfers to the purchaser and the Company recognizes oil sales revenue for the net amount it expects to receive.

Natural Gas. Under the Company’s natural gas contracts, it delivers gas to a midstream processing entity at specified delivery points at or near the battery facilities or the inlet of the midstream processing entity’s system. The midstream processing entity gathers, processes and then sells the extracted natural gas liquids and residue gas and remits a percentage of the sales proceeds to the Company. Proceeds received from the sale of natural gas liquids are included in gas sales revenues. At the delivery point, control transfers to the midstream processing entity and the Company recognizes natural gas revenue for the net amount it expects to receive.

Financial Instruments

The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged between willing parties. Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are reported at cost or carrying value, which approximates fair value due to the short maturity of these instruments. The carrying value of the Company’s long-term debt approximates fair value due to the floating interest rate structure of the revolving credit facility. Commodity derivative instruments are reported at fair value.

Cash and Cash Equivalents

Independence Resources Holdings, LLC
Notes to Consolidated Financial Statements

The Company considers all highly liquid, short-term investments with original maturities of three months or less to be cash and cash equivalents.

Accounts Receivable and Concentration of Credit Risk

The Company’s accounts receivable are primarily from purchasers of oil and natural gas production. This industry concentration has the potential to impact the Company’s overall exposure to credit risk, either positively or negatively, in that its customers may be similarly affected by changes in economic, industry or other conditions. The Company’s management believes its purchasers currently pose acceptable credit risk. Full performance is anticipated, and the Company has no past due receivables from any of its purchasers.

Inventory

Inventory includes tubing and other lease and well equipment which the Company plans to utilize in its ongoing operations, which is carried at cost. Scrap and inventory held for sale is carried at the lower of cost or market value less cost to sell.

Fair Value Measurements

The Company’s financial assets and liabilities are measured at fair value on a recurring basis. Non-financial assets and liabilities including assets acquired and liabilities assumed in an acquisition of oil and gas properties, impairments of oil and gas properties and the initial recognition of asset retirement obligations are measured at fair value on a nonrecurring basis.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). A three-tier hierarchy is utilized to prioritize and define the observable inputs used in determining fair value. Level 1 inputs represent unadjusted quoted prices for identical assets and liabilities in active markets. Level 2 inputs represent quoted market prices for similar assets and liabilities in active markets, quoted market prices in markets that are not active and other inputs that are observable or can be corroborated by observable market data. Level 3 inputs are generally not readily observable from objective sources and include internally developed assumptions and future cash flow models.

The primary use of fair value estimates by the Company is associated with the recurring valuation of its commodity derivative instruments and the valuation of oil and gas properties when, and if, an impairment loss is indicated. The Company’s commodity derivatives are non-exchange traded and classified as Level 2, while equity-based compensation and oil and gas property valuations are classified as Level 3.

Derivative Instruments and Hedging Activities

The Company utilizes commodity derivative instruments to reduce its exposure to fluctuations in oil prices and location-specific pricing differentials. The Company does not enter into commodity derivative instruments for speculative or trading purposes and currently utilizes a combination of fixed price swaps, basis swaps and collars. Although the Company’s use of commodity derivative instruments is intended to protect a portion of its cash flows from downward oil price movements, certain hedging strategies, specifically the use of swaps and collars, limit the Company’s ability to realize the full benefit of future price increases.

Independence Resources Holdings, LLC
Notes to Consolidated Financial Statements

The Company’s derivative contracts are recorded in the consolidated balance sheet as either an asset or liability measured at fair value with changes in fair value recognized currently in the consolidated statement of operations as unrealized gains and losses in the period of change. The fair value of derivative instruments is reported net by counterparty in the consolidated balance sheet when a contractual right of offset exists. Realized gains and losses on contracts related to the current period are reported separately in the consolidated statement of operations. The Company uses an independent pricing service to value its derivative instruments and corroborates those valuations by comparison to counterparty quotations. Fair value measurements for oil and natural gas derivatives are derived by utilizing forward commodity prices based on quoted market prices. In addition, values are based on, among other variables, futures prices, volatility and time-to-maturity. The Company’s derivative contracts are not designated as hedging instruments for accounting purposes.

Derivative instruments used to hedge oil prices expose the Company to market and credit risks and, at times, may be concentrated with certain counterparties or groups of counterparties. Currently, the Company has derivative instruments in place only with members of its bank lending group and no margin obligations exist. Counterparty creditworthiness is subject to periodic review, and the Company’s management believes its counterparties currently pose acceptable credit risk. Full performance is anticipated, and the Company has no past due receivables from any of its counterparties.

Oil and Gas Properties

The Company uses the successful efforts method of accounting for its oil and gas producing activities, as further described below.
Proved Properties. All leasehold and development costs of proved properties are capitalized and amortized on a unit-of-production basis over the remaining life of proved reserves and proved developed reserves, respectively.

Maintenance and repairs are expensed as incurred while major tangible equipment costs are capitalized to the associated property and equipment accounts. Production costs incurred to operate and maintain wells and related equipment and facilities, including lifting the oil and gas to the surface and gathering, treating, processing and storing are expensed.

The Company evaluates proved properties for impairment whenever changes in facts and circumstances indicate a possible deterioration in the future cash flows expected to be generated by an asset group. If, upon review, the sum of the undiscounted pretax cash flows are less than the carrying amount of the asset group, the carrying amount is written down to estimated fair value. Individual assets are grouped for impairment purposes at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets, generally on a field-by-field basis. The fair value of assets is determined based on the present values of expected future cash flows using discount rates commensurate with the risks involved. The Company recorded impairment expense on proved properties of $56.6 million for the year ended December 31, 2019. There were no proved property impairments in 2018.

Independence Resources Holdings, LLC
Notes to Consolidated Financial Statements

Unproved Properties. The costs incurred to acquire unproved leasehold are capitalized and excluded from amortization until evaluated. Once proved reserves are established, the costs are transferred to proved oil and gas properties and included in the amortization base.

The Company reviews its unproved properties for impairment indicators at least annually or more often as circumstances dictate. When determining whether impairment has occurred, unproved properties are assessed on either a property-by-property basis or grouped by major prospect area when property costs are not individually significant. Unproved property impairments are charged to exploration expense in the consolidated statement of operations. The Company recorded impairment expense of $27.2 million for the year ended December 31, 2019 related to its unproved properties. There were no unproved property impairments in 2018.

Exploration Costs. Exploratory drilling costs are capitalized when incurred pending the determination of whether a well has found proved reserves that are economically viable. The determination is based on a process that relies on interpretations of available geological, geophysical, and engineering data. If a well is determined to be unsuccessful, the capitalized drilling costs are charged to exploration expense (dry hole costs) in the period such determination is made.

Geological and geophysical (“G&G”) costs and delay rentals are expensed as incurred.

The following table summarizes exploration expense reported in the consolidated statement of operations during 2019 and 2018.

(in thousands)	2019	2018
G&G costs	$46	$171
Impairments - unproved property	27,226	122
Total	$27,272	$293

Sales of Oil and Gas Properties. Gains and losses on the sale of an entire oil and gas field are reflected in earnings. The sale of a partial interest in a proved property or field is treated as a reduction of its carrying amount, with no gain or loss recognized, unless such reduction significantly alters the relationship between capitalized costs and proved reserves or the unit-of-production depletion rate.

Asset Retirement Obligations
Asset retirement obligations (“ARO”) represent the future costs to abandon long-lived, tangible assets such as oil and gas wells, service assets and other facilities. The fair value of an ARO liability is recorded in the period in which the liability is incurred (or assumed, in the case of an acquisition) and the corresponding cost is capitalized as part of the carrying amount of the related long-lived asset. Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value, and the capitalized cost is depreciated over the useful life of the related asset. Fair value used in the initial recognition of an asset retirement obligation is determined based on the present value of expected future abandonment costs.

Independence Resources Holdings, LLC
Notes to Consolidated Financial Statements

The following table summarizes changes in ARO liabilities during 2019 and 2018.

(in thousands)	2019	2018
Balance, January 1	$16,099	$13,414
Liabilities assumed - acquired properties	—	1,528
Liabilities incurred - drilling and facilities	16	139
Accretion expense	1,190	1,018
Balance, December 31	$17,305	$16,099

Furniture, Fixtures and Other Property and Equipment

Costs associated with office furniture and equipment, leasehold improvements, computer software and other property are recorded at cost and depreciated using the straight-line method over their estimated useful lives which range from three to twenty years.

Debt Issuance Costs

Direct costs associated with issuing debt under the Company’s revolving credit facility are presented as a reduction of the carrying amount of debt and amortized over the remaining term of the facility on a straight-line basis. Unamortized debt issuance costs were $697 thousand and $929 thousand at December 31, 2019 and 2018, respectively. Commitment fees, which are based on a percentage of the unused line of credit, are expensed as incurred.

Income Taxes

The Company is treated as a flow-through entity for U.S. federal income tax purposes with each member separately including their share of the Company’s income (loss) in their respective tax returns. However, the Company’s wholly-owned subsidiary, Independence Resources Manager, LLC (“Manager”) has elected to be treated as a corporation for U.S. federal income tax purposes and will pay federal and state income tax on its taxable income. In addition, the Company is subject to franchise taxes in Texas.

The Company recognizes deferred tax assets and liabilities associated with its tax-paying subsidiaries for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, as well as net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the financial statements in the period that includes the legislative enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized in future periods. Realization of deferred tax assets is dependent on generating sufficient taxable income in future years.

Equity-based Compensation

Compensation expense for equity-based awards is recognized in the Company’s financial statements over the awards’ vesting periods based on their grant date fair value. Compensation expense for cash settled, equity-based awards (liability awards) that do not vest, but require performance targets to be met and award recipients to be employed to receive benefits (performance conditions), is recognized when it is

Independence Resources Holdings, LLC
Notes to Consolidated Financial Statements

probable that such performance conditions will be achieved. See Note 9 for further discussion regarding equity-based compensation.

NOTE 3 – Acquisitions

There were no significant acquisitions in 2019.

In November 2018, the Company acquired producing oil and natural gas properties and associated undeveloped resources in Texas from a private seller for a net purchase price of $12.1 million. The properties consisted of 53 producing wells with proved reserves of 521 thousand barrels of oil equivalent (“boe”) of which 43% is crude oil and 100% are proved developed producing reserves and approximately 5,500 undeveloped acres in the Midland Basin with multiple stacked targets, providing horizontal development opportunities. The acquisition was funded through borrowings under the Company’s revolving credit facility.

The purchase price was allocated to specific assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The following table summarizes the purchase price allocation.

(in thousands)
Proved properties	$4,415
Unproved properties	9,251
Working capital	(22)
Asset retirement obligations	(1,528)
Net assets acquired	$12,116

NOTE 4 – Long-Term Debt

The Company maintains a secured, revolving credit facility led by Wells Fargo Bank, N.A., as administrative agent, that provides the Company with up to $500 million for loans and letters of credit. Available capacity under the credit facility fluctuates based on the value of the Company’s proved reserves. The borrowing base, which was $220 million as of December 31, 2019, is redetermined on May 1 and November 1 each year; in addition, both the Company and the lenders may request interim borrowing base redeterminations between semi-annual determinations. If the borrowing base is reduced to an amount lower than outstanding debt, any excess must be repaid by the Company within six months. Borrowings under the facility are secured by at least 85% of the value of proved reserves associated with the Company’s oil and gas properties. The facility matures on December 31, 2021.

In general, borrowings under the facility bear interest at a rate equal to the sum of (a) a quoted LIBOR rate plus (b) a variable margin between 2.5% and 3.75% depending on the level of outstanding borrowings. The weighted average interest rate on outstanding borrowings was 6.0 % and 5.2% for each of the years ended December 31, 2019 and 2018, respectively. In addition, the Company pays a quarterly commitment fee of either 0.375% or 0.5% per annum, depending on borrowing base utilization, on the unused portion of the commitments.

Independence Resources Holdings, LLC
Notes to Consolidated Financial Statements

The revolving credit facility contains customary financial and other covenants that place restrictions and limits on, among other things, the incurrence of debt, liens, distributions, consolidations and mergers, asset dispositions, certain investments and acquisitions, and certain transactions with affiliates.

Financial covenants require the Company to, among other things:
•Maintain a ratio of total debt to EBITDAX (as defined in the credit facility) of 4.0 to 1.0 or less; and
•Maintain a ratio of current assets (including available borrowing capacity under the revolving credit facility) to current liabilities of at least 1.0 to 1.0.
At December 31, 2019, the Company was in compliance with all debt covenants except for a restriction related to fourth quarter maximum commodity hedge volumes. The default was waived by lenders and included in an amendment to the credit agreement on February 4, 2020. The amendment reduced the borrowing base to $200 million, with a maximum availability of $195 million until the Company completes the following:

•Receipt of $20 million in additional capital contributions from members
•Redetermination of the borrowing base as of March 1, 2020

Pursuant to the amendment, $13.9 million of outstanding borrowings was repaid in February 2020, and is included in current liabilities as of December 31, 2019.

In connection with the March 1 interim redetermination, the credit agreement was amended on March 16, 2020 to reaffirm the $200 million borrowing base, limited to maximum availability of $195 million until the May 1, 2020 scheduled redetermination. The amendment also requires the Company to hedge the majority of its expected production through 2021.

NOTE 5 – Derivative Instruments

To manage its exposure to fluctuations in oil prices, the Company has entered into commodity derivative instruments as summarized in the following table as of December 31, 2019.

Independence Resources Holdings, LLC
Notes to Consolidated Financial Statements

	2020
	Q1	Q2	Q3	Q4
Oil Swaps - NYMEX WTI
Avg. Swap Price - $/Bbl	$57.25	$57.83	$55.95	$55.88
Hedge Volume - Bbls/day	4,500	5,841	4,670	4,000

	2020
	Q1	Q2	Q3	Q4
Oil Basis Swaps - WTI Midland/Crushing
Avg. Swap Price - $/Bbl	$(3.86)	$(2.78)	$0.67	$0.66
Hedge Volume - Bbls/day	4,500	5,841	4,670	4,000

	2020
	Q1	Q2	Q3	Q4
Oil Swaps - WTI CMA Roll
Avg. Swap Price - $/Bbl	$0.27	$0.27	$—	$—
Hedge Volume - Bbls/day	2,500	2,500	—	—

The unrealized gain (loss) associated with these derivative instruments of $(15) million and $15 million during 2019 and 2018, respectively, is reported as unrealized gain (loss) – commodity derivatives in the consolidated statement of operations.

NOTE 6 – Income Taxes

The components of the Company’s income tax provision are as follows.

(in thousands)	2019	2018
Current state tax provision	$—	$—
Deferred state tax provision	(575)	962
Total	$(575)	$962

State income taxes are associated with the Texas franchise tax which is calculated based upon the Company’s Texas oil and gas revenues less cost of goods sold, as defined. Unlike federal income taxes, the Texas franchise tax is levied upon and payable by the Company.

Deferred income taxes represent the estimated future tax consequences of temporary differences between the carrying amounts of assets and liabilities in the Company’s financial statements and tax returns, primarily oil and gas properties and commodity derivative instruments.

On December 22, 2017, Public Law No. 115-97, a comprehensive tax reform bill commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”), was enacted. The Tax Act significantly changes U.S. federal income tax laws for tax years beginning after December 22, 2017. Since the Company is treated as a flow-through entity for U.S. federal income tax purposes, the new legislation did not have a material impact on the Company’s financial position or results of operations.

Independence Resources Holdings, LLC
Notes to Consolidated Financial Statements

NOTE 7 – Commitments and Contingencies

Contractual Obligations. The following table summarizes the amount and timing of minimum future payments that the Company is obligated to make under long-term operating agreements in place as of December 31, 2019.

(in thousands)	2020	2021	Total
Operating leases	$386	$125	$511

Rental expense attributable to operating leases was $325 thousand and $329 thousand for the years ended December 31, 2019 and 2018, respectively.

In 2019, the Company paid $3.9 million related to the early termination of a drilling rig commitment entered into in 2018.

Litigation. Management believes that the Company is in material compliance with all applicable federal, state and local laws as of December 31, 2019. From time to time, the Company may be involved in disputes or legal actions arising in the ordinary course of business. No provision has been made in the consolidated financial statements for loss contingencies associated with litigation, claims and assessments as of December 31, 2019 or 2018.

NOTE 8 – Members’ Equity

Member Interests. The member interests have been divided into Series A Units, which obligate members to make capital contributions to the Company, and Incentive Units, which do not have a capital commitment. As of December 31, 2019, the Company had issued 30,400,000 Series A Units for capital contributions of $304,000,000 and 10,601,300 Incentive Units to management, employees and independent directors for no consideration. The Incentive Units are subject to vesting requirements that depend on continued employment with the Company (time vesting).

Distributions and Allocation of Net Income (Loss). Under the terms of the LLC Agreement, distributions are allocated among the members, in general, as follows:
•First, 100% to the Series A Units until such holders have received cumulative distributions equal to their aggregate capital contributions plus a cumulative preferred return of 7% compounded quarterly on outstanding capital contributions (such preferred return increasing to 9% for the eighth year and 12% thereafter);

•Second, 88.57% to the Series A Units and 11.43% to the Series B Units until the Series A Unit holders have received an additional $5.00/unit;

•Third, 82.67% to the Series A Units, 10.67% to the Series B Units and 6.66% to the Series C Units until the Series A Unit holders have received an additional $10.00/unit;

•Thereafter, 77.5% to the Series A Units, 10.0% to the Series B Units, 6.25% to the Series C Units and 6.25% to the Series D Units.

Independence Resources Holdings, LLC
Notes to Consolidated Financial Statements

Cumulative net income (loss) in the consolidated statement of operations is allocated among the holders of Series A Units and Incentive Units in accordance with the distribution provisions described above assuming that assets are realized and liabilities settled at their carrying amounts as of the balance sheet date. The annual allocation of net income (loss) is the difference between the cumulative allocation at the beginning and end of the reporting period. Under this approach, cumulative losses are allocated to the Series A Units and cumulative earnings are allocated either entirely to the Series A Units or between the Series A Units and the Incentive Units in proportion to their entitled share of liquidated earnings.

Capital Commitments. The holders of Series A Units have made capital commitments of $500 million of which $304 million has been contributed as of December 31, 2019.

NOTE 9 – Equity-based Compensation

Incentive Units. The Company issues Incentive Units, which act as profits sharing interests. Incentive Units are considered to be equity-based compensation to the recipients and compensation expense is recognized over the vesting period of the awards based on their grant-date fair values.

The Incentive Units vest over six years – 10% on the date of grant and 15% on each subsequent anniversary date. Compensation expense is recognized on a straight-line basis over the requisite service (vesting) period, subject to minimum expense recognition equal to the cumulatively vested portion of each award. Unvested awards are forfeited to the Company upon termination of employment and are accounted for as they occur.

The grant-date fair value of each class of Incentive Unit was estimated by an independent valuation firm using the option-pricing method with a Monte-Carlo simulation, which incorporates various assumptions about expected probability-weighted outcomes and resulting distributions to Incentive Unit holders, risk-free interest rates and expected price volatility (based on a group of peer companies). In addition, the values are discounted further for lack of marketability. Grant date fair values for the Incentive Units issued in 2018 range from $0.89 per unit to $0.37 per unit, with a weighted-average value of $0.66 per unit.

The aggregate grant-date fair value of the Incentive Units issued during 2018 was $205 thousand, based on the following assumptions: (i) grant date market price for Series A Units of $8.06 per unit, (ii) average expected life of 3.5 years, (iii) risk-free interest rate of 1.6%, (iv) expected volatility of 62.5%, (v) 0% expected dividend yield and (vi) a discount for lack of marketability of 32%.

Independence Resources Holdings, LLC
Notes to Consolidated Financial Statements

The following table summarizes Incentive Unit activity during 2019 and 2018.

(in thousands)	Incentive Units	Avg. Grant-Date Fair Value
Nonvested at January 1, 2018	6,249,030	$1.74
Granted	313,000	0.66
Vested	(1,859,005)	1.79
Forfeited	—	—
Nonvested at December 31, 2018	4,703,025	$1.66
Granted	—	—
Vested	(1,677,405)	1.80
Forfeited	(1,342,500)	1.69
Nonvested at December 31, 2019	1,683,120	$1.49
During 2019, the Company also repurchased 590,150 vested Incentive Units from an employee who voluntarily resigned.

At December 31, 2019, the Company had $2.4 million of unrecognized compensation cost related to non-vested Incentive Units that is expected to be recognized in earnings over a weighted average period of 1.8 years.

Long-Term Incentive Plan. In May 2016, the Company established the Independence Resources Holdings, LLC Long-Term Incentive Plan (the “Plan”) for the benefit of those IRM employees who have not been granted Incentive Units. The Plan is designed to attract and retain employees and to motivate those employees to contribute to the long-term success of the Company. Awards issued under the Plan (“Shadow Units”) serve as a substitute for Incentive Units and are intended to be cash settled. The Plan is unfunded.

Under the terms of the Plan, each participant receives Shadow Units that mimic – or “shadow” – distributions made to Incentive Unit holders, if any, although such Shadow Units do not provide participants with any rights of ownership to the Company’s assets or equity interests. Shadow Unit awards do not vest and are automatically forfeited without payment upon termination of employment. Consequently, award recipients must be employed by IRM when future performance conditions are met – i.e., the Company makes distributions to Incentive Unit holders – in order to receive cash payments under the Plan. As of December 31, 2019, the Company had issued 528,630 Shadow Units to employees.

Shadow Units are considered to be a liability award with performance conditions under the provisions of ASC 718 and, as such, compensation expense will be recognized when it is probable that distributions will be made to Incentive Unit holders and will be measured using the intrinsic-value method. No compensation expense was recognized for the years ended December 31, 2019 and 2018.

NOTE 10 – Subsequent Events

In January 2020, the Company terminated 409 Bbls/day of first quarter 2020 NYMEX WTI oil and WTI Midland/Cushing oil basis swaps.

Independence Resources Holdings, LLC
Notes to Consolidated Financial Statements

The revolving credit facility was amended in February and March 2020 as discussed in Note 4. In connection with the amendments, the Company received a $20 million capital contribution from Warburg in March 2020.

In December 2019, a novel strain of coronavirus (SARS-Cov-2), which causes COVID-19, was reported to have surfaced in China. The spread of this virus has caused business disruption beginning in January 2020, including disruption to the oil and natural gas industry. In March 2020, the World Health Organization declared the outbreak of COVID-19 to be a pandemic, and the U.S. economy began to experience pronounced effects. COVID-19 could negatively impact the Company’s operations, including, but not limited to, the demand for oil and natural gas, the availability of goods and services critical to our ability to operate our properties and potential governmental restrictions. While the disruption is currently expected to be temporary, there is uncertainty around the extent and duration. Therefore, while the Company expects this matter to negatively impact our results, the related financial impact cannot be reasonably estimated at this time.

The Company has evaluated its activities from December 31, 2019 through March 24, 2020 for material subsequent events that could require potential recognition or disclosure in the financial statements.

Independence Resources Holdings, LLC
Notes to Consolidated Financial Statements

Note 11. Supplemental Information On Oil And Gas Exploration And Production Activities (Unaudited)
Costs Incurred Related to Oil and Gas Activities
Capitalized costs include the cost of properties, equipment, and facilities for oil and natural gas producing activities. Capitalized costs for proved properties include costs for oil and natural gas leaseholds where proved reserves have been identified, development wells, and related equipment and facilities, including development wells in progress. Capitalized costs for unproved properties include costs for acquiring oil and natural gas leaseholds where no proved reserves have been identified, including costs of exploratory wells that are in the process of drilling or in active completion, and costs of exploratory wells suspended or waiting on completion.
The Company’s oil and natural gas activities for December 31, 2019 and 2018 were entirely within the United States of America. Costs incurred in oil and natural gas producing activities were as follows (in thousands):

	Years Ended December 31,
	2019	2018
Acquisition cost:
Proved	$87	$4,567
Unproved	—	9,152
Exploration costs:
Geological and geophysical	46	171
Development costs	53,272	127,963
Total additions	$53,405	$141,853

Unproved property impairments are charged to exploration expense in the consolidated statement of operations. The Company recorded impairment expense of $27.2 million for the year ended December 31, 2019 which is included in Accumulated impairment to Unproved properties in the Capitalized Costs section below.
During the years ended December 31, 2019 and 2018, the Company had $0.01 million and $1.67 million, respectively, in estimated costs of future abandonment related to new wells drilled or acquired.
During the years ended December 31, 2019 and 2018, the Company had no capitalized exploratory well costs, nor costs related to share-based compensation, general corporate overhead or similar activities.
Capitalized Costs
Capitalized costs, impairment, and depreciation, depletion and amortization relating to the Company’s oil and natural gas properties producing activities, all of which are conducted within the continental United States as of December 31, 2019 and 2018, are summarized below (in thousands):

Independence Resources Holdings, LLC
Notes to Consolidated Financial Statements

	December 31,
	2019	2018
Oil and gas properties, successful efforts method:
Proved properties	$550,424	$390,306
Accumulated impairment to proved properties	(56,675)	(75)
Proved properties, net of accumulated impairments	493,749	390,231
Unproved properties	116,000	138,933
Accumulated impairment to Unproved properties	(27,272)	(46)
Unproved properties, net of accumulated impairments	88,728	138,887
Total oil and gas properties, net of accumulated impairments	582,477	529,118
Accumulated depreciation, depletion and amortization	(137,830)	(44,842)
Net oil and gas properties	$444,647	$484,276
Oil and Natural Gas Reserves
Users of this information should be aware that the process of estimating quantities of “proved” and “proved developed” oil and natural gas reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. As a result, revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various reservoirs make these estimates generally less precise than other estimates included in the financial statement disclosures.
Proved reserves represent estimated quantities of oil, natural gas and natural gas liquids that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions in effect when the estimates were made. Proved developed reserves represent estimated quantities expected to be recovered through wells and equipment in place and under operating methods used when the estimates were made.
The estimates of proved reserves shown herein for the years ended December 31, 2019 and 2018 have been prepared by The Company. Proved reserves were estimated in accordance with guidelines established by the SEC, which require that reserve estimates be prepared under existing economic and operating conditions based upon the 12-month unweighted average of the first-day-of-the-month prices.
The Company’s reserves were estimated by its principal internal reservoir engineer. The Company’s principal reservoir engineer has over 20 years of experience in the upstream oil and gas industry, including more than 10 years as a petroleum reserves evaluator and manager. Further professional qualifications of our principal reservoir engineer include a degree in petroleum engineering, extensive experience in asset evaluation, planning, business development and management. In addition, the principal engineer is a participant in professional industry groups and has been a member of the Society of Petroleum Engineers for over 20 years.
The reserve information in these Consolidated Financial Statements represents only estimates. There are a number of uncertainties inherent in estimating quantities of proved reserves, including many factors beyond the Company’s control, such as commodity pricing. Reserve engineering is a subjective process

Independence Resources Holdings, LLC
Notes to Consolidated Financial Statements

of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. As a result, estimates by different engineers may vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may lead to revising the original estimate. Accordingly, initial reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered. The meaningfulness of such estimates depends primarily on the accuracy of the assumptions upon which they were based. Except to the extent the Company acquires additional properties containing proved reserves or conducts successful exploration and development activities or both, the Company’s proved reserves will decline as reserves are produced.
The following table illustrates the Company’s estimated net proved reserves, including changes, and proved developed and proved undeveloped reserves for the periods indicated. The oil prices as of December 31, 2019 and 2018 are based on the respective 12-month unweighted average of the first of the month prices of the West Texas Intermediate (“WTI”) spot prices, adjusted for regional market differentials, resulting in $54.15 per barrel and $58.59 per barrel, respectively. The natural gas prices as of December 31, 2019 and 2018 are based on the respective 12-month unweighted average of the first of month prices of the Henry Hub spot price, adjusted for regional market differentials, resulting in $2.58 per MMBtu and $2.58 per MMBtu, respectively. Natural gas liquids are made up of ethane, propane, isobutane, normal butane and natural gasoline, each of which have different uses and different pricing characteristics. All prices are held constant in accordance with SEC guidelines.
A summary of the Company’s changes in quantities of proved oil and natural gas reserves for the years ended December 31, 2019 and 2018 are as follows:

	Oil (MBbl)	Natural Gas (MMcf)	Total (MBOE)
Balance - December 31, 2017	22,790	55,401	32,024
Extensions and discoveries	16,265	27,766	20,893
Purchases of minerals in place	185	1,963	512
Production	(1,268)	(2,908)	(1,753)
Revision to previous estimates	1,162	3,102	1,679
Balance - December 31, 2018	39,134	85,324	53,355
Extensions and discoveries	7,317	11,919	9,304
Production	(1,697)	(3,775)	(2,326)
Revision to previous estimates	(9,416)	(17,025)	(12,253)
Balance - December 31, 2019	35,338	76,443	48,080
Proved developed reserves:
December 31, 2017	9,620	35,000	15,453
December 31, 2018	13,610	45,109	21,128
December 31, 2019	13,548	42,277	20,595
Proved undeveloped reserves:
December 31, 2017	13,170	20,401	16,570
December 31, 2018	25,524	40,215	32,227
December 31, 2019	21,790	34,166	27,484

Independence Resources Holdings, LLC
Notes to Consolidated Financial Statements

Notable changes in proved reserves for the year ended December 31, 2019 included the following:
•Extensions and discoveries. Extensions and discoveries in 2019 of 9.3 MMBOE were the result of successful drilling results and well performance primarily related to the Midland Basin.
•Revision to previous estimates. Downward revisions in 2019 of prior reserves of 12.3 MMBOE were primarily due to reduced commodity prices.
Notable changes in proved reserves for the year ended December 31, 2018 included the following:
•Extensions and discoveries. In 2018, total extensions and discoveries of 20.9 MMBOE was a result of successful drilling results and well performance primarily related to the Midland Basin.
•Purchases of minerals in place. Purchases of minerals in place totaled 0.5 MMBOE during 2018, resulting from the acquisition of certain properties in the Midland Basin. See Note 3. Acquisitions and Divestitures.
•Revision to previous estimates. In 2018, the upward revisions of prior reserves of 1.7 MMBOE were primarily due to improved commodity prices.
For wells classified as proved developed producing where sufficient production history existed, reserves were based on individual well performance evaluation and production decline curve extrapolation techniques. For undeveloped locations and wells that lack sufficient production history, reserves were based on analogy to producing wells within the same area exhibiting similar geologic and reservoir characteristics. Well spacing was determined from drainage patterns derived from a combination of performance-based recoveries and analogous producing wells for each area or field. PUD locations were limited to areas of uniformly high-quality reservoir properties, between existing commercial producers where the reservoir can, with reasonable certainty, be judged to be continuous with existing producers and contain economically producible oil and natural gas on the basis of available geoscience and engineering data.
Changes in PUD reserves for the years ended December 31, 2019 and 2018 were as follows (in MBOE):

Proved undeveloped reserves at December 31, 2017	16,570
Conversions to developed	(2,887)
Extensions and discoveries	17,763
Revision to previous estimates	780
Proved undeveloped reserves at December 31, 2018	32,226
Conversions to developed	(3,314)
Revision to previous estimates	(1,428)
Proved undeveloped reserves at December 31, 2019	27,484
2019 Changes in Proved Undeveloped Reserves

Independence Resources Holdings, LLC
Notes to Consolidated Financial Statements

Conversions to developed. In the Company’s year-end 2018 plan to develop its PUDs within five years, the Company estimated that $46.5 million of capital would be expended in 2019 for the conversion of 12 gross / 10.7 net PUDs to add 6.5 MMBOE, as compared to $31.3 million actually spent to convert 4 gross / 4.0 net PUDs adding 3.3 MMBOE to developed, as well as $31.9 million actually spent to convert 6 gross / 6.0 net from unproved drilling locations adding 3.4 MMBOE to developed.
Revision to previous estimates. Revisions of 1.4 MMBOE were primarily due to reduced commodity prices.
2018 Changes in Proved Undeveloped Reserves
Conversions to developed. In the Company’s year-end 2017 plan to develop its PUDs within five years, the Company estimated that $43.1 million of capital would be expended in 2018 for the conversion of 8 gross / 7.0 net PUDs to add 3.1 MMBOE, as compared to $35.6 million actually spent to convert 6 gross / 6.0 net PUDs adding 2.9 MMBOE to developed, as well as $68.6 million actually spent to convert 8 gross / 8.0 net from unproved drilling locations adding 2.8 MMBOE to developed.
Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves
The following Standardized Measure of Discounted Future Net Cash Flows (Standardized Measure) has been developed utilizing FASB ASC Topic 932, Extractives Activities – Oil and Gas (“ASC 932”) procedures and based on oil and natural gas reserve and production volumes estimated by the Company’s third-party petroleum engineering firm. It can be used for some comparisons, but should not be the only method used to evaluate the Company or its performance. Further, the information in the following table may not represent realistic assessments of future cash flows, nor should the Standardized Measure be viewed as representative of the current value of the Company.
The Company believes that the following factors should be taken into account when reviewing the following information:
•Future costs and commodity prices will probably differ from those required to be used in these calculations;
•Due to future market conditions and governmental regulations, actual rates of production in future years may vary significantly from the rate of production assumed in the calculations;
•A 10% discount rate may not be reasonable as a measure of the relative risk inherent in realizing future net oil and natural gas revenues; and
•Future net revenues may be subject to different rates of income taxation.
At December 31, 2019 and 2018, as specified by the SEC, the prices for oil and natural gas used in this calculation were the unweighted 12-month average of the first day of the month prices, except for volumes subject to fixed price contracts. Prices used to estimate reserves are included in Oil and Natural Gas Reserves above. Future production costs include per-well overhead expenses allowed under joint operating agreements, abandonment costs (net of salvage value), and a non-cancelable fixed cost agreement to reserve pipeline capacity for gathering and processing. Estimates of future income taxes are computed using current statutory income tax rates including consideration for estimated future statutory depletion and tax credits. The resulting net cash flows are reduced to present value amounts by applying a 10% discount factor.
The Standardized Measure is as follows (in thousands):

Independence Resources Holdings, LLC
Notes to Consolidated Financial Statements

	December 31,
	2019	2018
Future cash inflows	$2,087,317	$2,669,491
Future production costs	(533,837)	(667,161)
Future development costs	(307,277)	(376,661)
Future income tax expense	(3,271)	(9,544)
Future net cash flows	1,242,932	1,616,125
10% annual discount for estimated timing of cash flows	(718,637)	(946,366)
Standardized measure of discounted future net cash flows	$524,295	$669,759

Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves
The following is a summary of the changes in the Standardized Measure for the Company’s proved oil and natural gas reserves during each of the years in the two-year period ended December 31, 2019 (in thousands):

	December 31,
	2019	2018
Beginning of year	$669,759	$273,369
Sales of oil and gas produced, net of production costs	(76,006)	(67,374)
Net changes in prices and production costs	(139,178)	128,898
Extensions, discoveries, and improved recoveries	105,979	260,821
Changes in income taxes, net	57	(2,680)
Previously estimated development costs incurred during the period	53,405	141,852
Net changes in future development costs	29,232	(214,276)
Purchases of minerals in place	—	4,415
Revisions of previous quantity estimates	(177,387)	97,513
Accretion of discount	37,740	27,402
Changes in timing of estimated cash flows and other	20,694	19,819
End of year	$524,295	$669,759